                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                    the Securities and Exchange Act of 1934


                      Date of Report - February 29, 2000
              Date of earliest event reported - February 23, 2000



                         FULTON FINANCIAL CORPORATION
                         ----------------------------
            (Exact Name of Registrant as specified in its charter)


     Pennsylvania                   0-10587                  23-2195389
-----------------------      --------------------    -------------------------
   (State or other             (Commission File            (IRS Employer
   jurisdiction of                  Number)            Identification Number)
    incorporation)



 One Penn Square, P.O. Box 4887, Lancaster, PA                  17604
------------------------------------------------           --------------
    (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code:   (717) 291-2411
                                                     ----------------

Item 5. Other Events
        ------------

        (a) On February 23, 2000, Fulton Financial Corporation ("FFC") and Skylands Financial Corporation ("SFC") entered into an Agreement (the "Agreement"), under the terms of which: (i) SFC will be merged with and into FFC (the "Merger"); and (ii) all of the outstanding shares of the common stock of SFC, par value $2.50 per share ("SFC Common Stock"), will be converted into shares of the common stock of FFC, par value $2.50 per share ("FFC Common Stock"). FFC has total assets of approximately $6.1 billion, and SFC has total assets of approximately $225 million.

        Under the terms of the Agreement, shares of SFC Common Stock will be exchanged for shares of FFC Common Stock on the effective date of the Merger based on a conversion ratio of 0.78 shares of FFC Common Stock for each share of SFC Common Stock outstanding. There are 2,550,994 shares of SFC Common Stock and options to acquire 308,084 shares outstanding. Each holder of an option to acquire SFC Common Stock which is outstanding on the effective date of the acquisition is to receive an option to acquire shares of FFC Common Stock, with the number of shares subject to such option and the exercise price adjusted to take the conversion ratio into consideration. By separate Warrant Agreement and Warrant, FFC has the right to acquire 625,000 shares of SFC Common Stock under certain conditions.

        SFC Common Stock is traded on NASDAQ Small Cap Market under the symbol "SKCB" The closing bid price for SFC Common Stock on NASDAQ was $10.25 on February 22, 2000 (the day prior to the public announcement of the Merger). The closing price for FFC Common Stock on the NASDAQ was $16.125 on February 22, 2000.

        Consummation of the Agreement is subject to various conditions, including, among others, (i) the approval of the Merger by the Federal Reserve Board and the New Jersey Department of Banking and Insurance; (ii) the approval of the Merger by the shareholders of SFC; and (iii) the absence of any material adverse change in the financial condition or operating results of SFC. SFC and FFC have the right to terminate the Agreement based on a decline or an increase, respectively, in the market value of FFC's Common Stock. Specifically, SFC has the right to terminate the Agreement if the Closing Market Price of FFC's Common Stock (defined as the lowest average of any ten (10) consecutive trading days during the twenty (20) trading days prior to closing) is less than $13.74 (subject to FFC's option to appropriately increase the conversion ratio). FFC has the right to terminate the Agreement if the Closing Market Price is greater than $20.20 (subject to SFC's option to appropriately reduce the conversion ratio).

        Assuming that all conditions are satisfied without unexpected delay, it is anticipated that the effective date of the Merger will occur during the third quarter of 2000. It is also anticipated that the transaction will be accounted for as a purchase for financial reporting purposes. In connection with the Merger, FFC has approved a special stock purchase program to buy back up to 2,000,000 shares of FFC's Common Stock which is approximately the number of shares to be issued in the Merger.

        Pursuant to General Instruction F to Form 8-K, the Press Release dated February 23, 2000 announcing execution of the Agreement attached to this Current Report as Exhibit 1 is hereby incorporated herein by reference.

Item 7. Financial Statement and Exhibits.
        --------------------------------

        The following exhibits are attached to this Current Report.

        99.1  Press Release dated February 23, 2000.

        99.2 Agreement and Plan of Merger between Fulton Financial Corporation and Skylands Financial Corporation dated as of February 23, 2000.

        99.3 Warrant Agreement between Fulton Financial Corporation and Ambassador Bank of the Commonwealth dated as of February 24, 2000.

        99.4  Warrant dated as of February 24, 2000.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Fulton Financial Corporation has caused this Report to be signed on its behalf by the undersigned hereunto fully authorized.

                                        FULTON FINANCIAL CORPORATION


                                        By:  /s/ Charles J. Nugent
                                             ----------------------------------
                                             Charles J. Nugent
                                             Executive Vice President and Chief
                                             Financial Officer

Date:  March 6, 2000

                                 EXHIBIT INDEX

                                                            Page Number
                                                            in Manually
                                                            Signed Original
                                                            ---------------

          99.1  Press Release dated February 23, 2000

          99.2 Agreement and Plan of Merger dated February 23, 2000 between Fulton Financial Corporation and Skylands Financial Corporation

          99.3. Warrant Agreement dated February 24, 2000 between Fulton Financial Corporation and Skylands Financial Corporation

          99.4  Warrant dated February 24, 2000